UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2015

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers.

On September 2, 2015, NCL (Bahamas) Ltd., an indirect subsidiary of NCL Corporation Ltd., which is in turn a subsidiary of Norwegian Cruise Line Holdings Ltd. (the “Parent”) entered into new employment agreements with Wendy A. Beck, Executive Vice President and Chief Financial Officer of the Parent, and Andrew Stuart, President and Chief Operating Officer of the Norwegian Cruise Line brand. Officers of the Parent and its subsidiaries entered into new employment agreements in connection with the post-acquisition integration of the Parent and Prestige Cruises International, Inc.

Wendy A. Beck.

Ms. Beck’s agreement has an initial term from September 1, 2015 through December 31, 2018 (the “Expiration Date”), which will automatically renew each anniversary of the Expiration Date thereafter for additional one-year terms unless either we or Ms. Beck gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the employment agreement are summarized below.

Base Salary and Bonus. Ms. Beck will receive an annual base salary of $650,000, subject to annual review. Ms. Beck will also be eligible for an annual bonus in an amount to be determined by the Compensation Committee of the Parent.

Equity Awards. Ms. Beck will be eligible to participate in the Parent’s 2013 Performance Incentive Plan or any successor equity incentive plans (the “Plan”). Any grants made to Ms. Beck under the Plan must be approved by the Compensation Committee of the Parent.

Other Benefits. Ms. Beck will be eligible to participate in the benefit plans and programs generally available to other similarly situated executives, including our medical executive reimbursement plan. She will also be entitled to a $1,200 monthly car allowance and 4 weeks of vacation per year.

Severance Terms. If we terminate Ms. Beck’s employment without cause, provide notice that her agreement shall not be extended or further extended, or Ms. Beck terminates her employment for good reason, she will be entitled to receive: (i) a severance payment equal to two times her base salary then in effect, payable in substantially equal installments over a period of 12 months, (ii) payment of a pro-rata portion of any annual bonus actually earned for the year of termination and (iii) reimbursement of premiums to continue medical and dental coverage under COBRA and continued participation in the medical executive reimbursement plan for 18 months. If, in connection with a change in control of Parent, we terminate Ms. Beck’s employment without cause, provide notice that her agreement shall not be extended or further extended, or Ms. Beck terminates her employment for good reason, in addition to the benefits described above, all of Ms. Beck’s outstanding and unvested equity awards granted under the Plan will receive full accelerated vesting.

Ms. Beck’s receipt of the severance benefits described above is subject to her execution of a release of claims and compliance with the noncompetition, nonsolicitation and nondisclosure restrictions contained in her employment agreement.

Andrew Stuart.

Mr. Stuart’s agreement has an initial term from September 1, 2015 through December 31, 2018, which will automatically renew each anniversary of the Expiration Date thereafter for additional one-year terms unless either we or Mr. Stuart gives notice of non-renewal within sixty days prior to the end of the term. The material terms of the employment agreement are summarized below.

Base Salary and Bonus. Mr. Stuart will receive an annual base salary of $650,000, subject to annual review. Mr. Stuart will also be eligible for an annual bonus in an amount to be determined by the Compensation Committee of the Parent.

Equity Awards. Mr. Stuart will be eligible to participate in the Plan. Any grants made to Mr. Stuart under the Plan must be approved by the Compensation Committee of the Parent.

Other Benefits. Mr. Stuart will be eligible to participate in the benefit plans and programs generally available to other similarly situated executives, including our medical executive reimbursement plan. He will also be entitled to a $1,500 monthly car allowance and 5 weeks of vacation per year.

Severance Terms. If we terminate Mr. Stuart’s employment without cause, provide notice that his agreement shall not be extended or further extended, or Mr. Stuart terminates his employment for good reason, he will be entitled to receive: (i) a severance payment equal to two times his base salary then in effect, payable in substantially equal installments over a period of 12 months, (ii) payment of a pro-rata portion of any annual bonus actually earned for the year of termination and (iii) reimbursement of premiums to continue medical and dental coverage under COBRA and continued participation in the medical executive reimbursement plan for 18 months. If, in connection with a change in control of Parent, we terminate Mr. Stuart’s employment without cause, provide notice that his agreement shall not be extended or further extended, or Mr. Stuart terminates his employment for good reason, in addition to the benefits described above, all of Mr. Stuart’s outstanding and unvested equity awards granted under the Plan will receive full accelerated vesting.

Mr. Stuart’s receipt of the severance benefits described above is subject to his execution of a release of claims and compliance with the noncompetition, nonsolicitation and nondisclosure restrictions contained in his employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 2nd day of September, 2015.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas Senior Vice President, General Counsel and Assistant Secretary